Exhibit 99.1

For more information, contact:

Inna Vyadro	William J. Stuart

Director of Investor Relations	Chief Financial Officer

Soapstone Networks	Soapstone Networks

978-715-2300	978-715-2300

ivyadro@soapstonenetworks.com	wstuart@soapstonenetworks.com

Soapstone Networks Announces Further Headcount Reductions

Billerica, MA, April 14, 2009 — Soapstone Networks Inc. (NASDAQ: SOAP) today announced that it has undertaken an initiative to further reduce its total headcount by approximately 40%, in order to reduce expenses and conserve cash in the current economic environment without diminishing the overall value of the Company.

The Company expects to incur charges for severance and related costs of approximately $0.5 million in the second quarter of fiscal 2009 in connection with this action and anticipates overall incremental cost savings of approximately $3.0 million during 2009 as a result of these reductions, in addition to the $5.0 million in cost savings anticipated to result from the reduction in force previously announced February 12, 2009.

“We have taken these additional steps as we continue to aggressively explore strategic alternatives with the help of our financial advisor, Morgan Stanley & Co. Incorporated,” said Bill Leighton, Soapstone’s CEO. “We believe that this is a level at which we can continue with our PNC development and sales effort into the Carrier Ethernet market, while conserving a significant amount of cash.”

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Soapstone and PNC (Provider Network Controller) are trademarks of Soapstone Networks Inc.

This release contains information about Soapstone’s future expectations, expenses, plans, and prospects, including Soapstone’s commercial activities and the growth opportunity for Soapstone Networks, as well the strategic review being undertaken by Soapstone, that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Statements made with regard to interim results are not necessarily indicative of results that may be expected for future interim periods or for the full year.

When used in this press release, the word “will”, “expected” and other similar expressions are intended to identify such forward looking statements. Such risks and uncertainties include, but are not limited to, the difficulties in identifying, analyzing and consummating strategic alternatives, the early stage of Soapstone Networks, market acceptance of our products, services and enhancements, customer purchasing patterns and commitments, development of the market place, product development and enhancement, intensity of competition of other vendors, technological changes, reliance on technology and distribution partners, and other risks set forth in Soapstone’s filings with the Securities and Exchange Commission. Soapstone does not undertake any duty to update forward-looking statements.

About Soapstone Networks

Soapstone Networks is at the forefront of the movement to Carrier Ethernet by developing resource and service control systems that realize NGN software-provisioned services in the new Carrier Ethernet transport network. Soapstone’s common control framework decouples services from underlying network technologies. The Soapstone solution is designed to dynamically provision precise, SLA-quality services, continuously optimizing utilization of network resources to bring orderly, predictable business-driven behavior to service provider networks. The future of Carrier Ethernet—www.soapstonenetworks.com.

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